Exhibit 5.1

OPINION OF MCCARTHY TÉTRAULT LLP

November 21, 2006

World Heart Corporation

7799 Pardee Lane
Oakland, California 94621

Dear Sirs,

Re: Registration Statement of World Heart Corporation

We have acted as Canadian counsel to World Heart Corporation, a corporation incorporated under the laws of Canada (the “Company”) in connection with the offer for resale in the United States of 11,000,000 common shares of the Company pursuant to a Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission  pursuant to the Securities Act of 1933, as amended (the “Securities Act”).

We have examined such corporate records, agreements and other instruments and documents as we have deemed necessary as a basis for the opinion hereinafter expressed.  As to questions of fact, material to such opinions, we have, when relevant facts were not independently established by us, relied on the documents we have examined or upon the certifications and representations of officers of the Company.  We have assumed the authenticity of all the documents presented to us as originals.

On November 16, 2006, the Company completed a private placement of 11,000,000 common shares of the Company to entities affiliated with BC Advisors, LLC (“BCA”) for aggregate gross proceeds of US$2,750,000 pursuant to a purchase agreement dated as of November 13, 2006 between the Company, BCA and other investors.

Based on the foregoing and having regard to the legal considerations which we deemed relevant we are of the opinion that the 11,000,000 common shares of the Company have been duly and validly issued as fully paid and non-assessable common shares in the capital of the Company.

We do not express any opinion as to any laws other than the laws of the Province of Ontario and the laws of Canada applicable therein.

We consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to the name of our firm therein, without thereby admitting that we are “experts” under the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder for the purposes of any part of the Registration Statement.

Your very truly,

/s/ McCarthy Tétrault LLP

McCarthy Tétrault LLP